Exhibit 99.1

Intersect ENT Reports First Quarter 2019 Results

MENLO PARK, Calif.—May 6, 2019 — Intersect ENT®, Inc. (NASDAQ:XENT), a company dedicated to transforming care for patients with ear, nose and throat conditions, today reported financial results for the first quarter ended March 31, 2019.

Total revenue was $26.7 million for the first quarter of 2019 compared to $24.7 million for the same period of 2018, an increase of 8%. This increase resulted primarily from growth in adoption of the PROPEL® family of products and from adoption of SINUVA®, which contributed $0.9 million, or 4% of first quarter 2019 revenue.

“We continue to work closely with physicians on the introduction of SINUVA and are pleased with the positive feedback regarding patient outcomes,” said Lisa Earnhardt, president and CEO of Intersect ENT. “While we have made strides in facilitating product access and sales force balance, we are implementing further measures to continue to improve these areas. We are encouraged by the preliminary decision by CMS to assign a J code, and remain excited about the opportunity for SINUVA.”

Gross profit for the quarter was $22.0 million and gross margin was 83%, compared to gross profit of $19.2 million and gross margin of 78% for the same period of 2018. This increase in gross profit reflects a charge related to SINUVA taken in the first quarter of 2018 and favorable impact in the first quarter of 2019 related to a lower cost structure and a higher average selling price for the PROPEL family of products.

Operating expenses for the first quarter of 2019 were $33.5 million, compared to $25.8 million in the same period of 2018, an increase of 30%. R&D expenses increased to $6.3 million from $4.3 million, primarily due to an increase in headcount and related expenses, and expenses related to our investigational ASCEND drug-coated sinus balloon. SG&A expenses increased to $27.2 million from $21.5 million, primarily due to the expansion of SINUVA commercial and market access activities including headcount, marketing and consulting expenses.

The balance of cash, cash equivalents and short-term investments was $97.6 million, compared to $100.8 million at the start of the year.

Outlook

Intersect ENT is updating its outlook for revenue for the full year 2019 revenue to $113 to $117 million compared to prior guidance of $123 to $127 million, and for modest growth in the second quarter. The company’s outlook for 2019 gross margin remains in the range of 80% to 81%. In consideration of the change in revenue outlook, the company is reducing its outlook for operating expenses excluding stock-based expense, which are expected to be offset by incremental stock-based expense associated with the leadership transition announced May 6, 2019. Thus the company is maintaining its outlook for 2019 operating expenses in the range of $135 to $137 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) to discuss the company’s first quarter 2019 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10130111.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10130111. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT®

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and Intersect ENT’s projections about 2019 full year and second quarter revenue, gross margin and operating expenses. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue	$26,673	$24,723
Cost of sales	4,645	5,482

Gross profit	22,028	19,241
Gross margin	83%	78%

Operating expenses:
Selling, general and administrative	27,207	21,516
Research and development	6,266	4,273

Total operating expenses	33,473	25,789

Loss from operations	(11,445)	(6,548)
Interest income and other, net	640	412

Net loss	$(10,805)	$(6,136)

Net loss per share, basic and diluted	$(0.35)	$(0.21)

Weighted average common shares used to compute net loss per share, basic and diluted	30,918	29,878

Intersect ENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash, cash equivalents and short-term investments	$97,586	$100,773
Accounts receivable, net	17,331	19,616
Inventory	13,916	11,586
Prepaid expenses and other current assets	2,372	2,695

Total current assets	131,205	134,670
Property and equipment, net	5,975	5,878
Other non-current assets	1,861	413

Total assets	$139,041	$140,961

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,240	$6,202
Accrued compensation	13,180	12,281
Other current liabilities	2,674	1,250

Total current liabilities	20,094	19,733
Other non-current liabilities	200	234

Total liabilities	20,294	19,967
Total stockholders’ equity	118,747	120,994

Total liabilities and stockholders’ equity	$139,041	$140,961